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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-3 and Forms S-8) of Genetronics Biomedical Corporation of our report dated February 1, 2002, except for the third paragraph of Note 21, as to which the date is March 7, 2002, with respect to the consolidated financial statements and schedule of Genetronics Biomedical Corporation included in this Current Report (Form 8-K/A) of Genetronics Biomedical Corporation filed with the Securities and Exchange Commission on or about March 25, 2002.




                                               /s/ ERNST & YOUNG LLP

                                                   ERNST & YOUNG LLP

San Diego, California
March 21, 2002